Media Contact:
   Carin Canale
   The Townsend Agency
   P: 858-457-4888 x 151
   E: ccanale@townsendagency.com

   Investor Contact:
   Wendy Bost
   Vizacom Inc.
   P: 201-928-1001 x 12
   E: wbost@vizacom.com


                 VIZACOM INC. APPOINTS CHIEF TECHNOLOGY OFFICER
                       AND ACTING CHIEF OPERATING OFFICER

   Teaneck, New Jersey - June 20, 2000 Vizacom Inc. (NASDAQ: VIZY), an interactive e-commerce solutions provider and consumer software publisher, today announced two key appointments to its executive team. Edward Proctor, formerly vice president for Visa International's information-management operations, has been appointed vice president and chief technology officer. Vincent DiSpigno, the chief executive officer for Vizacom's Vizy Interactive-PWR Systems Integration division and a vice president of Vizacom, has been appointed the Company's acting chief operating officer.

   As acting COO, Mr. DiSpigno will oversee Vizacom's business operations, particularly those of the Company's recently launched subsidiary, Vizy Interactive Inc., an international e-commerce solutions provider operating in the U.S. and Europe. As CTO, Mr. Proctor will oversee Vizacom's technology, integration and operations, especially with respect to the Company's multinational web-enabled call centers and consumer software operations.

   "We believe these executive appointments will significantly benefit Vizacom's growth plans," said Mark E. Leininger, President and CEO of Vizacom Inc. "Our web-enabled call centers and software groups are technologically driven, and we expect these operations to significantly benefit from Edward's keen technology management and business expertise. Vincent has played an indispensable role in the success of PWR Systems, a part of the Vizy Interactive group of interactive companies. We expect that his appointment as acting COO

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   will provide  the  opportunity  for him to make  full use of his considerable industry experience and ability to manage our complex business operations, especially those of Vizy Interactive."

   Mr. Proctor has over twenty years of senior management experience in information services and other high-tech industries. As vice president for Visa International's information management group, Mr. Proctor designed and implemented an information management system that significantly improved the collection and processing of transaction data by Visa's operations.
   Previously manager of telecommunications for Bank of America, Mr. Proctor developed and implemented a voice and data network management system.

   Mr. DiSpigno has been a director and vice president for Vizacom since April 2000, and the chief executive officer of PWR Systems since June 1994. Mr. DiSpigno is formerly corporate marketing manager for Arrow Electronics Inc., a major electronics distributor, and a district manager for BusinessLand Inc., a national value-added reseller. A recognized leader in the e-commerce solutions industry, Mr. DiSpigno was recently appointed to sit on the advisory panel of SM@RT RESELLER magazine, a well-known trade publication.

   Additionally, Rand Schulman has resigned as executive vice president of the Company and is expected to change his focus to assist the Company with its strategic challenges and directions as a consultant.

   About Vizacom Inc.
   Vizacom Inc. is a provider of interactive e-commerce solutions for e-businesses and a developer of award-winning software products. Its largest subsidiary, Vizy Interactive, is a professional Internet solutions organization providing consulting, interactive design and e-business technology development solutions to emerging e-ventures and leading companies, including MTV, SoBe Beverage, Showtime and IZOD. Vizacom also provides multilingual web-enabled customer and technical communication services through its multinational call center operations. Additionally, Vizacom publishes the Harvard Graphics and Serif graphics software product lines, and operates VisualCities.com. Vizacom is headquartered in New Jersey and operates in the U.S. and Europe.

   Safe Harbor
   Matters set forth herein may include forward-looking statements involving risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's interactive e-commerce services and solutions, and software and hardware products; the Company's ability to expand into the markets for Internet-related services, including e-commerce solutions and web-enabled customer service; the Company's ability to develop, acquire or license marketable products, services and successful businesses; the Company's ability to support the growth of its businesses; the Company's ability to integrate or coordinate the operations of its businesses; the Company's ability to integrate or coordinate the services provided through its interactive and e-commerce companies; the Company's ability to hire, train, motivate and retain employees; the competitive environment within the Company's industries; the Company's ability to raise additional capital; the success of the Company's VisualCities.com Internet commerce network; and the extent that the Company's direct marketing operations achieve satisfactory response rates. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.